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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                   FORM 8-K

                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):  June 9, 1995



                             Donnelly Corporation
            (Exact name of registrant as specified in its charter)



          Michigan                 1-9716           38-0493110
  (State or other jurisdiction  (Commission      (IRS Employer
        of incorporation              File Number)     Identification No.)



  414 East Fortieth Street, Holland, Michigan          49423
  (Address of principal executive offices)           (Zip Code)



Registrant's telephone number, including area code:(616) 786-7000


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Item 2.     Acquisition or Disposition of Assets
            ------------------------------------

            On June 5, 1995, the Registrant acquired a majority interest in Hohe GmbH & Company K.G. ("Hohe"), a German limited partnership. The Registrant acquired 66 2/3 percent of the limited partnership interests in Hohe from the limited partnership and 48 percent of the general partner from the Hohe family. The Registrant does not directly control Hohe but, as the holder of the majority of the limited partnership interests and as the largest holder of interests in the general partner, the Registrant will be an active partner. The terms of the acquisition were arrived at as a result of arm's length negotiations between the management of the Registrant and the partners and creditors of Hohe. The Registrant will invest approximately $32 million in equity and subordinated loans in Hohe, financed with cash and the Registrant's U.S. bank line of credit through NBD Bank, N.A. Of this $32 million investment, approximately $3,600,000 was paid for the limited partnership interests and approximately $17,000 was paid for the interest in the general partner. Approximately $14.3 million has been and an additional approximately $14.3 million will be invested as subordinated debt. The initial debt carries interest at 10 percent per annum with no principal payments due until maturity on April 1, 1998. Payment thereafter is subordinated to other bank debt and interest is adjusted to the Bundesbank discount rate plus 700 basis points. Additional loans to Hohe of approximately $70 million are being provided by several banks through refinanced and new debt.

            The terms of the transaction allow the Registrant to increase its ownership stake in Hohe through various options.
The Registrant has options to increase its ownership to 80 percent of the limited partnership interests and 100 percent of the general partner, exercisable at any time. The price to exercise these options will be a total of about DM 767,000. The Registrant also has an option to buy the remainder of the limited partnership interests, exercisable after March 1998. The exercise price for this additional 20 percent is based on a formula of approximately five time earnings before interest and taxes. The minimum price is DM 7,500,000 and the maximum price is DM 15,000,000, subject to certain offsets for breaches of warranties and representations. The payment for the limited partnership interests taking the Registrant to 80 percent would be set off against the price for this later option. Finally, the owners of the remaining limited partnership interests have an option to require the Registrant to buy their limited partnership interests at any time based upon the above formula, but with a minimum of DM 2,500,000.

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            Hohe, based in Collenberg, Germany, serves many of the
main auto producers in Europe in exterior automotive mirrors, interior mirrors, door handles, automotive tooling, and electronic components related to mirror systems. With operations in Germany, Spain, and Portugal, Hohe's sales for the fiscal year ending March 31, 1995, were approximately $220 million. Hohe will continue to operate as a separate entity and use its assets primarily for the purposes for which they have previously been used, although it is currently anticipated that one galvanizing facility will be closed in fiscal 1996. In the future, certain other Hohe facilities may be closed or consolidated into other
Hohe facilities.


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Item 7.     Financial Statements, Pro Forma Financial Information
            -----------------------------------------------------
and Exhibits
- ------------

            (a)   Financial Statements of Businesses Acquired
                  -------------------------------------------

            At the time of this report, it is not practicable to provide audited financial statements for HOHE (the business acquired) for its fiscal year ended March 31, 1995, which are the required financial statements for this report. Such statements will be filed under cover of Form 8 as soon as practicable and not later than August 8, 1995.

            (b)   Pro Forma Financial Information
                  -------------------------------

            At the time of this report, it is not practicable to provide pro forma financial statements. Such statements will be filed under cover of Form 8 as soon as practicable and not later than August 8, 1995.

            (c)   Exhibits
                  --------





                                  Signatures
                                  ----------

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    DONNELLY CORPORATION
                                    Registrant



                                    /S/ J. Dwane Baumgardner
                                    J. Dwane Baumgardner
                                    (Chairman, Chief Executive Officer,
                                    and President)



                                    /S/ William R. Jellison
                                    William R. Jellison
                                    (Vice President, Chief Financial
                                    Officer, and Treasurer)


Date:  June 9, 1995